Exhibit 11

Omega Orthodontics, Inc.

Statement RE Computation of Pro Forma Net Income (Loss) per Share

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


                                                            Year ended          Three months ended
                                                            December 31,             March 31,
                                                               1996                    1997
                                                            -----------         -------------------
Common shares issued upon incorporation                      1,050,000               1,050,000

Common shares and common share equivalents
  issued within 12 months of initial public
  offering filing at less than initial public
  offering price per share                                     635,000                 635,000

Common shares assumed issued in connection with
  Affiliate acquisitions                                       319,055                 319,055

Common shares assumed issued in connection with
  repayment of $925,000 of loans payable                       154,167                 154,167
                                                            ----------               ----------

Shares used to compute pro forma net income
  (loss) per share                                           2,158,222               2,158,222
                                                            ==========               ==========

Pro forma net income (loss) to common stockholders            $ 12,708              $  (66,250)
                                                            ==========              ===========

Pro forma net income (loss) per share                            $0.01              $    (0.03)
                                                            ==========              ===========

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